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                                                                 EXHIBIT 5.1

[Cooley Godward LLP Letterhead]

January 12, 2001

Inhale Therapeutic Systems, Inc.
150 Industrial Road
San Carlos, CA

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Inhale Therapeutic Systems, Inc. (the "Company") of a Registration Statement on Form S-3 on or about January 12, 2001 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to $230,000,000 aggregate principal amount of 3.5% Convertible Subordinated Notes due October 17, 2007 (the "Notes") and 4,558,065 shares of the Company's Common Stock, $.0001 par value issuable upon conversion of the Notes (the "Shares" and together with the Notes, the "Securities").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Securities, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

/s/ Mark P. Tanoury

Mark P. Tanoury